UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Hipwell, Arthur P.
   Humana Inc.
   500 W. Main St.
   Louisville, KY  40202
   USA
2. Issuer Name and Ticker or Trading Symbol
   Humana Inc.
   HUM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January 31, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President & General Counsel
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common(1)                    |      |    |                  |   |           |20,189             |D     |                           |
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Common(1)                    |      |    |                  |   |           |5.575.8            |I     |HRSP(3)                    |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Option(2)               |17.9375 |     |    |           |   |1/13/|1/13/|Common(1)   |18,750 |       |18,750      |D  |            |
                        |        |     |    |           |   |96   |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option(2)               |17.9375 |     |    |           |   |1/13/|1/13/|Common(1)   |18,750 |       |18,750      |D  |            |
                        |        |     |    |           |   |97   |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option(2)               |17.9375 |     |    |           |   |1/13/|1/13/|Common(1)   |18,750 |       |18,750      |D  |            |
                        |        |     |    |           |   |98   |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option(2)               |17.9375 |     |    |           |   |1/13/|1/13/|Common(1)   |18,750 |       |18,750      |D  |            |
                        |        |     |    |           |   |99   |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option(2)               |16.9375 |     |    |           |   |7/20/|7/20/|Common(1)   |6,250  |       |6,250       |D  |            |
                        |        |     |    |           |   |96   |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option(2)               |16.9375 |     |    |           |   |7/20/|7/20/|Common(1)   |6,250  |       |6,250       |D  |            |
                        |        |     |    |           |   |97   |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option(2)               |16.9375 |     |    |           |   |7/20/|7/20/|Common(1)   |6,250  |       |6,250       |D  |            |
                        |        |     |    |           |   |98   |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option(2)               |16.9375 |     |    |           |   |7/20/|7/20/|Common(1)   |6,250  |       |6,250       |D  |            |
                        |        |     |    |           |   |99   |04   |            |       |       |            |   |            |
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Option(2)               |23.0625 |9/17/|D(5)|33,334     |D  |1/12/|1/12/|Common(1)   |33,334 |       |0           |D  |            |
                        |        |98   |    |           |   |96   |05   |            |       |       |            |   |            |
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Option(2)               |23.0625 |9/17/|D(5)|33,333     |D  |1/12/|1/12/|Common(1)   |33,333 |       |0           |D  |            |
                        |        |98   |    |           |   |97   |05   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option(2)               |23.0625 |9/17/|D(5)|33,333     |D  |1/12/|1/12/|Common(1)   |33,333 |       |0           |D  |            |
                        |        |98   |    |           |   |98   |05   |            |       |       |            |   |            |
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Option(2)               |18.8125 |9/17/|D(5)|13,333     |D  |1/9/9|1/9/0|Common(1)   |13,333 |       |0           |D  |            |
                        |        |98   |    |           |   |8    |7    |            |       |       |            |   |            |
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Option(2)               |18.8125 |9/17/|D(5)|13,333     |D  |1/9/9|1/9/0|Common(1)   |13,333 |       |0           |D  |            |
                        |        |98   |    |           |   |9    |7    |            |       |       |            |   |            |
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Option(2)               |18.8125 |9/17/|D(5)|13,333     |D  |1/9/0|1/9/0|Common(1)   |13,333 |       |0           |D  |            |
                        |        |98   |    |           |   |0    |7    |            |       |       |            |   |            |
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Option-ISO (4)          |20.1563 |9/17/|D(5)|4,961      |D  |1/15/|1/15/|Common(1)   |4,961  |       |0           |D  |            |
                        |        |98   |    |           |   |99   |08   |            |       |       |            |   |            |
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Option-ISO (4)          |20.1563 |9/17/|D(5)|4,961      |D  |1/15/|1/15/|Common (1)  |4,961  |       |0           |D  |            |
                        |        |98   |    |           |   |00   |08   |            |       |       |            |   |            |
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Option-ISO (4)          |20.1563 |9/17/|D(5)|4,961      |D  |1/15/|1/15/|Common(1)   |4,691  |       |0           |D  |            |
                        |        |98   |    |           |   |01   |08   |            |       |       |            |   |            |
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Option-NQ (4)           |20.1563 |9/17/|D(5)|5,039      |D  |1/15/|1/15/|Common(1)   |5,039  |       |0           |D  |            |
                        |        |98   |    |           |   |99   |08   |            |       |       |            |   |            |
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Option-NQ (4)           |20.1563 |9/17/|D(5)|5,039      |D  |1/15/|1/15/|Common(1)   |5,039  |       |0           |D  |            |
                        |        |98   |    |           |   |00   |08   |            |       |       |            |   |            |
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Option-NQ (4)           |20.1563 |9/17/|D(5)|5,039      |D  |1/15/|1/15/|Common(1)   |5,039  |       |0           |D  |            |
                        |        |98   |    |           |   |01   |08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Phantom Stock Units (3) |1-for-1 |     |    |           |   |(3)  |(3)  |Common(1)   |1,745.9|       |1,745.97    |D  |            |
                        |        |     |    |           |   |     |     |            |7      |       |            |   |            |
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Option(2)               |15.5938 |9/17/|A(6)|68,800     |A  |9/17/|1/12/|Common(1)   |68,800 |       |68,800      |D  |            |
                        |        |98   |    |           |   |99   |05   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option(4)               |15.5938 |9/17/|A(6)|24,576     |A  |9/17/|1/9/0|Common(1)   |24,576 |       |24,576      |D  |            |
                        |        |98   |    |           |   |99   |7    |            |       |       |            |   |            |
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Option(4)               |15.5938 |9/17/|A(6)|12,104     |A  |1/9/0|1/9/0|Common(1)   |12,104 |       |12,104      |D  |            |
                        |        |98   |    |           |   |0    |7    |            |       |       |            |   |            |
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Option-ISO(4)           |15.5938 |9/17/|A(6)|4,316      |A  |9/17/|1/15/|Common(1)   |4,316  |       |4,316       |D  |            |
                        |        |98   |    |           |   |99   |08   |            |       |       |            |   |            |
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Option-ISO(4)           |15.5938 |9/17/|A(6)|4,316      |A  |1/15/|1/15/|Common(1)   |4,316  |       |4,316       |D  |            |
                        |        |98   |    |           |   |00   |08   |            |       |       |            |   |            |
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Option-ISO(4)           |15.5948 |9/17/|A(6)|4,316      |A  |1/15/|1/15/|Common(1)   |4,316  |       |4,316       |D  |            |
                        |        |98   |    |           |   |01   |08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option-NQ(4)            |15.5938 |9/17/|A(6)|4,384      |A  |9/17/|1/15/|Common(1)   |4,384  |       |4,384       |D  |            |
                        |        |98   |    |           |   |99   |08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Option-NQ(4)            |15.5938 |9/17/|A(6)|4,384      |A  |1/15/|1/15/|Common(1)   |4,384  |       |4,384       |D  |            |
                        |        |98   |    |           |   |00   |08   |            |       |       |            |   |            |
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Option-NQ(4)            |15.5938 |9/17/|A(6)|4,384      |A  |1/15/|1/15/|Common(1)   |4,384  |       |4,384       |D  |            |
                        |        |98   |    |           |   |01   |08   |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Each share of Common Stock contains a Right adopted on March 5, 1987, as amended and restated on February
14, 1996 and May 27, 1998, pursuant to the Company Rights Agreement, which entitles holders of the Company's
Common Stock, in the event certain specified events occur, to acquire 1/100th of a share of Series A Participating
Preferred Stock at a price of $145 per fractional share.
(2)  Right to buy pursuant to the Company's 1989 Stock Option Plan for
Employees.
(3) On-going acquisitions of shares from January 1, 1998 to December 31, 1998 at prices ranging from $12.7188 to $31.7188 pursuant to the Humana Retirement and Savings Plan ("HRSP") and the related phantom acquisitions under the Company's Excess Benefit Plans ("SERP"), exempt under
16a-3(f)(1)(i)(B).
(4)  Right to buy pursuant to the Company's 1996 Stock Incentive
Plan.
(5) Cancellation of option in connection with grant of replacement option exempt under Rule 16(b)-3(d)(1).
(6) Replacement of existing option exempt under Rule 16(b)-3(d)(1). Vesting will be deferred until September 17, 1999 for any option increments that are currently vested or which otherwise would vest before then.